July 8, 2013

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3513
Charles N. Reeves, EVP and Chief Banking Officer, Cascade Bancorp (541) 617-3557

Bank of the Cascades to Expand in Klamath Falls, Bend and Redmond, Oregon.

Bend, OR– July 8, 2013 – Cascade Bancorp (NASDAQ: CACB) (“Company”) the holding company for Bank of the Cascades (“Bank”), today announced the execution of a purchase and assumption agreement where, subject to regulatory approval the Bank will purchase the Klamath Falls branch of AmericanWest Bank and will assume the customer relationships, including deposits and selected loans, of AmericanWest Bank’s Bend and Redmond, Oregon branch offices. The transaction is expected to close in the fourth quarter of 2013. Each of the three branches were PremierWest Bank branches prior to acquisition by AmericanWest Bank earlier this year.

“We are very pleased to welcome these new customers to Bank of the Cascades and, in conjunction with AmericanWest, to provide them uninterrupted banking service,” said Terry E. Zink, CEO of Cascade Bancorp. “With a 37 year history of investing in our communities, we share a common commitment to customer service with AmericanWest Bank and look forward to serving our new customers with individual attention and an extensive choice of personal and business banking services to meet their financial needs. Our commitment is to deliver the best in banking and provide customers the expertise and advantages of local banking with the value and convenience of anytime, anywhere availability.”

Upon receipt of all necessary regulatory approval, the Klamath Falls branch of AmericanWest Bank will become a Bank of the Cascades branch. According to Zink, “We are proud to have the opportunity to serve these new customers as the only Oregon based bank in Klamath Falls and believe in the advantages of banking local and using local deposits to fund local loans in support of the area’s economic strength and stability.” In addition the customer relationships at the Bend branch of AmericanWest Bank will be transferred to the Bend Forum Branch of Bank of the Cascades at 2630 NE Hwy. 20, located less than a half mile away in the Forum Shopping Center. The branch offers full branch and drive-up banking services, Saturday banking hours well as night depository and drive-up ATMs for deposit, balance, transfer and cash withdrawal needs. Further, the customer relationships at the Redmond branch of AmericanWest Bank will be transferred to the Redmond branch of Bank of the Cascades at 154 SW Sixth Street. The Redmond branch also offers full branch, drive up banking and ATM service. No matter where their accounts are located, new customers will be able to utilize any Bank of the Cascades location throughout Central Oregon, Southern Oregon, Salem/Keizer, Portland and the Boise/Treasure Valley.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 28 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this release, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2012, as well as the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

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